Press release

RBC Bearings Incorporated Announces Fiscal 2010 Third Quarter Results

Oxford, CT – January 29, 2010 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 26, 2009.

Third Quarter Highlights

($ in millions)	Q3 Fiscal 2010		Q3 Fiscal 2009		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$67.5		$85.3		-20.9%
Gross margin	$20.4	$21.1	$28.5	$29.3	-28.3%	-28.2%
Gross margin %	30.3%	31.2%	33.4%	34.4%
Operating income	$8.1	$8.9	$12.8	$14.5	-36.4%	-38.6%
Net income	$5.2	$5.6	$7.7	$9.0	-31.8%	-37.5%
Diluted EPS	$0.24	$0.26	$0.35	$0.41	-31.4%	-36.6%
(1) Results exclude items in reconciliation below.

Nine Month Highlights

($ in millions)	Q3 Fiscal 2010		Q3 Fiscal 2009		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$194.9		$272.0		-28.3%
Gross margin	$59.4	$61.4	$89.3	$91.1	-33.4%	-32.6%
Gross margin %	30.5%	31.5%	32.8%	33.5%
Operating income	$23.2	$25.9	$45.0	$48.6	-48.6%	-46.8%
Net income	$14.7	$16.2	$28.0	$30.9	-47.4%	-47.5%
Diluted EPS	$0.68	$0.75	$1.29	$1.42	-47.3%	-47.2%
(1) Results exclude items in reconciliation below.

“The six percent sequential sales growth we reported in our fiscal third quarter is encouraging and in line with our internal expectations,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer.  “We saw the demand for our products reach bottom and turn positive late in our second quarter; consequently, our third quarter reflects a modest improvement in sales, partially constrained by lead times.  Today, we are very pleased to see the continued expansion in demand for our products in most of our major markets.”

Third Quarter Results

Net sales for the third quarter of fiscal 2010 were $67.5 million, a decrease of 20.9% from $85.3 million in the third quarter of fiscal 2009 and a 6.0% increase over the second quarter of fiscal 2010. The decrease of 20.9% was driven by a decrease of 16.6% in our industrial business and by a 23.8% decrease in net sales in our aerospace and defense business.  Gross margin for the third quarter was $20.4 million compared to $28.5 million for the same period last year. Gross margin as a percentage of net sales was 30.3% in the third quarter of fiscal 2010 compared to 33.4% for the same period last year. The decline in gross margin percentage was mainly driven by the current economic downturn combined with start-up costs associated with the Company’s expansion into new bearing products.  Gross margin as a percentage of net sales, excluding $0.6 million of start-up costs, was 31.2% compared to 34.4% for the same adjusted period last year.

Operating income decreased 36.4% to $8.1 million for the third quarter of fiscal 2010 compared to $12.8 million for the same period last year. As a percentage of net sales, operating income was 12.1% compared to 15.0% for the same period last year. Operating income excluding start-up costs associated with the expansion into new bearing products, restructuring and moving costs and the disposal of fixed assets was $8.9 million, a decrease of 38.6% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 13.2% compared to 17.0% for the same adjusted period last year.

Interest expense, net for the third quarter of fiscal 2010 was $0.4 million, compared to $0.7 million for the same period last year.

Other non-operating income was $0.2 million for the third quarter of fiscal 2010.  This was mainly comprised of a CDSOA payment of $0.2 million.

For the third quarter of fiscal 2010, the Company reported net income of $5.2 million compared to net income of $7.7 million in the same period last year.  Excluding the after-tax start-up costs associated with the expansion into new bearing products, restructuring and moving costs, disposal of fixed assets, the CDSOA payment and foreign exchange (gain)/loss on intercompany loans, net income decreased 37.5% to $5.6 million compared to $9.0 million for the same adjusted period last year.

Nine Month Results

Net sales for the nine month period ended December 26, 2009 were $194.9 million, a decrease of 28.3% from $272.0 million for the nine month period ended December 27, 2008. Gross margin for the nine month period ended December 26, 2009 was $59.4 million compared to $89.3 million for the same period last year. Gross margin as a percentage of net sales was 30.5% for the nine month period of fiscal 2010 compared to 32.8% for the same period last year. The decline in gross margin percentage was mainly driven by the current economic downturn combined with start-up costs associated with the Company’s expansion into new bearing products.  Gross margin as a percentage of net sales, excluding start-up costs, was 31.5% compared to 33.5% for the same adjusted period last year.

For the nine month period ended December 26, 2009, the Company reported operating income of $23.2 million compared to $45.0 million for the same period last year.  Operating income excluding start-up costs associated with the expansion into new bearing products, restructuring and moving costs and the disposal of fixed assets was $25.9 million for the nine month period ended December 26, 2009 compared to $48.6 million for the same adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 13.3% for the nine month period ended December 26, 2009 compared to 17.9% for the same adjusted period last year.

Interest expense, net for the nine month period ended December 26, 2009 was $1.3 million, a decrease of $0.8 million, from $2.1 million for the same period last year.

Other non-operating income was $0.4 million for the nine month period ended December 26, 2009.  This was mainly comprised of foreign exchange gains on inter-company loans between our U.S. division and International division and a CDSOA payment of $0.2 million.

Net income for the nine month period ended December 26, 2009 was $14.7 million compared to net income of $28.0 million for the same period last year.  Excluding the after-tax start-up costs associated with the expansion into new bearing products, restructuring and moving costs, disposal of fixed assets, the CDSOA payment, foreign exchange (gain)/loss and loss on early extinguishment of debt, net income was $16.2 million compared to $30.9 million for the same adjusted period last year.

CDSOA Payment

In December 2009, the Company received approximately $0.2 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” compared to $0.4 million received in December 2008. The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating income in “Other non-operating expense (income)” on the Consolidated Statement of Operations.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 866-700-6979 (international callers dial 617-213-8836) and enter conference ID # 96900667.  An audio replay of the call will be available from 2:00 p.m. ET on Friday, January 29th until 11:59 p.m. ET on Friday, February 5th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 57131076.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,756 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net sales	$67,481	$85,281	$194,870	$271,955
Cost of sales	47,042	56,779	135,434	182,681
Gross margin	20,439	28,502	59,436	89,274

Operating expenses:
Selling, general and administrative	11,936	14,403	34,687	41,482
Other, net	364	1,304	1,594	2,783
Total operating expenses	12,300	15,707	36,281	44,265

Operating income	8,139	12,795	23,155	45,009

Interest expense, net	394	749	1,323	2,080
Loss on early extinguishment of debt	-	-	-	319
Other non-operating expense (income)	(202)	325	(442)	491
Income before income taxes	7,947	11,721	22,274	42,119
Provision for income taxes	2,698	4,021	7,554	14,148
Net income	$5,249	$7,700	$14,720	$27,971

Net income per common share:
Basic	$0.24	$0.36	$0.68	$1.30
Diluted	$0.24	$0.35	$0.68	$1.29

Weighted average common shares:
Basic	21,596,344	21,575,756	21,590,362	21,568,227
Diluted	21,768,570	21,745,996	21,735,512	21,763,105

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
Reconciliation of Reported Operating Income to	2009	2008	2009	2008
Adjusted Operating Income:

Reported operating income	$8,139	$12,795	$23,155	$45,009
Large bearing start-up costs	637	832	2,011	1,875
Restructuring and moving costs	110	581	672	1,068
Disposal of fixed assets	10	276	29	676
Adjusted operating income	$8,896	$14,484	$25,867	$48,628

Reconciliation of Reported Net Income and	Three Months Ended		Nine Months Ended
Net Income Per Common Share to Adjusted Net	December 26,	December 27,	December 26,	December 27,
Income and Adjusted Net Income Per Common Share:	2009	2008	2009	2008

Reported net income	$5,249	$7,700	$14,720	$27,971
Large bearing start-up costs (1)	421	547	1,329	1,245
Restructuring and moving costs (1)	73	382	444	709
Disposal of fixed assets (1)	7	181	19	449
Loss on early extinguishment of debt (1)	-	-	-	212
CDSOA payment (1)	(123)	(248)	(123)	(250)
Foreign exchange loss (gain) on inter-company loans (1)	(10)	420	(169)	585
Adjusted net income	$5,617	$8,982	$16,220	$30,921
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.26	$0.42	$0.75	$1.43
Diluted	$0.26	$0.41	$0.75	$1.42

Adjusted weighted average common shares:
Basic	21,596,344	21,575,756	21,590,362	21,568,227
Diluted	21,768,570	21,745,996	21,735,512	21,763,105

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
Segment Data, Net External Sales:	2009	2008	2009	2008

Roller bearings segment	$18,955	$20,969	$51,834	$71,592
Plain bearings segment	32,717	39,898	93,979	126,794
Ball bearings segment	10,112	16,157	33,724	47,758
Other segment	5,697	8,257	15,333	25,811
	$67,481	$85,281	$194,870	$271,955

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
Selected Financial Data:	2009	2008	2009	2008

Depreciation and amortization	$3,088	$3,130	$8,955	$9,546

Incentive stock compensation expense	$825	$651	$2,278	$1,756

Cash provided by operating activities	$13,594	$8,622	$34,973	$32,565

Capital expenditures	$1,487	$6,707	$7,508	$17,727

Total debt			$53,702	$54,190

Cash and short-term investments			$40,463	$15,098

Total debt minus cash and short-term investments			$13,239	$39,092

Backlog			$155,582	$221,434